Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 20, 2026, with respect to the consolidated financial statements of X-Energy Reactor Company, LLC included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-294508) and related Prospectus of X-Energy, Inc. for the registration of X-Energy, Inc.’s common stock.

/s/ Ernst & Young LLP

Tysons, Virginia

April 23, 2026